Tabhi acquires Mondee out of Chapter 11 Restructuring and Boosts Liquidity and Capital Structure

News provided by
Mondee
April 04, 2025, 08:00 ET

Mondee, a leading travel marketplace and artificial intelligence (AI) technology company, has been acquired and recapitalized

AUSTIN, Texas, April 04, 2025 (GLOBE NEWSWIRE) – Mondee Holdings, Inc. announces its acquisition by Tabhi, and exit from Chapter 11 restructuring. Tabhi acquired substantially all the assets of Mondee Holdings, Inc. and strengthened its balance sheet by investing additional equity, significantly reducing debt and other obligations.

Tabhi ownership includes affiliates of TCW Asset Management Company LLC (“TCW”), Morgan Stanley Investment Management (“MSIM”), and Prasad Gundumogula, the Company’s Co-Founder and Chairman. With a substantial personal cash investment, Mr. Gundumogula now holds a majority equity stake and has stepped in as the company’s CEO. TCW is also the Administrative Agent on a new credit facility that includes MSIM and Wingspire Capital LLC.

"The company is on stronger footing as we cut debt roughly in half, raised new cash equity, and have partnered with leading financial institutions,” said Mr. Gundumogula. “Now operating as Tabhi, the company is in a more stable financial and operational position to continue its prior growth as a leader in travel services and technology."

Mr. Gundumogula continues, "We provide travel technology and privately negotiated airline and hotel content to over 65,000 travel experts and organizations who service over 125 million global travelers. The company was the first to introduce cutting edge AI in travel and we expect to continue to innovate and transform the industry with our AI solutions. With offices spanning four continents, we connect citizens of the world.”

About Mondee: Established in 2011, Mondee is a leading travel marketplace and artificial intelligence (AI) technology company with its headquarters based in Austin, Texas. The Company operates 21 offices globally across the United States and Canada, Brazil, Mexico, India, and Greece. Mondee is driving change in the leisure and corporate travel sectors through its broad array of innovative solutions. Available both as an app and through the web, the Company’s platform processes over 50 million daily searches and generates a substantial transactional volume annually. Mondee Marketplace includes access to Abhi, one of the most powerful and fully integrated AI travel planning assistants in the market. Mondee’s network and marketplace include approximately 65,000 travel experts, 500+ airlines, and over one million hotels and vacation rentals, 30,000 rental car pickup locations, and 50+ cruise lines. The Company also offers packaged solutions and ancillary offerings that serve its global distribution. For further information, visit: www.mondee.com.

For Further Information, Contact:
Public Relations
pr@mondee.com